EXHIBIT 10.21

Zhejiang Mobile Communication Co., Ltd.

And

Shanghai Ji Da Network Technology Co., Ltd.

Monternet SMS

Cooperation Agreement

Number: H0201-008-3

Date: 2002-1-7

Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Party A: Zhejiang Mobile Communication Co., Ltd.

Business Address: Hangzhou Stadium Road 406 Zhejiang province

Postcode: 310006

Phone number:

Party B: Shanghai Ji Da Network Technology Co., Ltd.

Business Address: Shanghai Fu Xin Zhong Road 593

Postcode: 200020

Phone number: (021) 24028288

Interpretation of the Terms: for the purpose of this Agreement, the following terms shall have the following specific meanings:

“SMS Communication Fee” shall mean fees arising from the use of communication networks (currently 0.10 RMB/per piece).

“Information Service Fee” shall mean the information service fees arising from the use of application services or information services provided by SP, which shall be set down by the SP who provides services in principle but subject to approval of the relevant authority. The suggested upper limit for Information Service Fee is 2.00 RMB per piece, the upper limit for services paid on a monthly basis is 30.00 RMB, and the adjustment period for Information Service fee shall be no shorter than half year.

For the purposes of giving full play of the advantage of each Party in its resource, the parties have reached the following agreement with respect to SMS cooperation in accordance with the principles of equality and mutual benefit, advantage sharing and mutual development:

CHAPTER 1 COOPERATION PROJECT

Article 1: For the respective advantage in technology and business, Party A will provide SMS information system, Party B will carry out the business for its subscribers with the SMS information system provided by Party A (the subscribers shall be the cell phone user of Party A’s GSM or Jinka Shenzhouxing).

Article 2: For the main content of cooperation project, please refer to appendixes, hereinafter referred to as the “Monternet SMS” business.

CHAPTER 2 SYSTEM CONSTRUCTION AND MANAGEMENT

Article 3: Party A shall be responsible for the construction, testing, connecting and maintenance of the SMS system needed for the cooperation, and assume the generated expenses, including all the expenses for hardware equipment, software, system testing, and connecting and system maintenance.

Article 4: Party B shall be responsible for the construction, renting, testing, connecting and maintenance of “Monternet SMS” business system and the data links between two parties needed for the cooperation, and assume the generated expenses, including all the expenses for hardware equipment, software, system testing, connecting and system maintenance and daily business management.

Article 5: At Party B’s written request, prior to November 1, 2001, Party A shall open the relevant standard of technology agreement and interface of the SMS information system to Party B, distribute the enterprise code [*], connection service code [*] to Party B.

Article 6: Party A shall be responsible for the maintenance of SMS communication system, ensure the stability and freely flowing of the information transmission in Party A’s network, and assume the liabilities arising from Party A’s network problems.

Article 7: Party A can control the port number and traffic of SMS information system. In order to maintain the stability of SMS, Party A may adjust the traffic of SMS in time according to the capability of SMS information system, but shall notify Party B in advance, Party B shall cooperate with Party A in its arrangement and adjustment actively, and assume the liabilities arising from its improper cooperation.

Article 8: Party B shall be responsible for the maintenance of application system, ensure the stability and freely flowing of the information transmission in Party B’s network, and assume the liabilities arising from Party B’s application system problems. Party B shall also ensure its system not to affect the normal running of Party A’s current mobile communication system network, and assume compensation liabilities for the losses of Party A caused by Party B’s system problems.

Article 9: During the use of the standard of technology agreement and interface for the SMS information system provided by Party A, Party B shall ensure that it is only used in developing and providing “Monternet SMS” business hereunder, and not in other businesses non-relevant “Monternet SMS” business.

Article 10: Party B shall observe the using status of “Monternet SMS” business timely, and provide a copy of the using status report to Party A monthly, which shall include the following contents: users development status, categorization of users’ short message, using habit of users, and business prospect forecast etc. Both parties shall keep this report confidential according to Article 26 hereunder.

*	This provision is the subject of a confidential treatment request.

CHAPTER 3 SETTLEMENT

Article 11: Party B shall pay SMS communication fee according to the following calculation standard: the unbalanced portion of the SMS amount, namely the amount that download exceeds upload, shall be paid by Party B to Party A at a standard of 0.05 RMB per SMS (i.e. download minus upload). Party B may pay communication fee according to the method prescribed in Chapter 2 of Fee Collection Agreement.

Article 12: Party B shall collect the information service fee according to the standard hereunder.

Article 13: Party B shall collect the information service fee stipulated above form the subscribers in the following two methods:

1.	Party B collect the information service fee by itself;

2.	Party B will commit Party A to collect the information service fee, and Party B shall pay Party A 9% of the information service fee collected by Party A as the cost of the fee collection service. Two parties shall sign a Fee Collection Agreement for the fee collection service.

Article 14: Party B shall take charge of billing the “Monternet SMS” service, and the billing format must be in accordance with the billing data format provided by Party A. If Party A has the ability to make billing as Party B’s agency, Party B can commit Party A to make billing, the two parties shall sign a Fee Collection Agreement for the fee collection service.

CHAPTER 4 MARKET PROMOTION AND SUBSCRIBER SERVICE

Article 15: The two parties will carry out the market promotion, business publicity together and they shall be in charge of the cost of developing market together as well.

Article 16: When the two parties carry out the market promotion and business publicity, the other Party’s trademark, corporate name and product brand, etc. under its right can only be used with the written permission of the other Party. If Party A requires Party B to use Party A’s trademark, corporate name and product brand, etc. under its right in the course of market promotion and business propaganda, Party B shall agree and use them for free.

Article 17: In consideration of that the subscribers of Party B are also the Mobile Communication subscribers of Party A, so two parties shall pay the full attention to the clients’ interest’s consistency; The Parties shall provide high quality service for the clients. Party A and Party B shall open and promulgate the hot lines to subscribers for their consultations and complaints, and the time limit for complaints settlement shall also be settled down. The hot line number of Party A: 1860; the hot line number of Party B: (0571) 87042800.

Article 18: First requested responsible policy shall be carried out in the acceptance of subscribers’ consultations and complaints by Party A and Party B, i.e. the consultations and complaints of subscribers shall be accepted at once, no matter any Party receive these consultations and complaints, and shall not be shuffled to the other Party. The Party who accept the event shall deal with the subscribers’ complaints in the whole course, and shall urge the Party liable to have the responsibility of the settlement as soon as possible, until the subscribers’ problems are settled and replied.

CHAPTER 5: PARTY B’S REPRESENTATION AND WARRANTYS

Article 19: Party B shall ensure the business provided is legal and valid, and shall be responsible for taking the necessary measures pursuant to the relevant state’s laws and regulations towards to the information that break the relevant laws and regulations, and shall take all the legal responsibilities for breach of this article.

Article 20: Party B shall ensure the return format of “_Monternet SMS_” in the process of service is consistent with the testing report based on the Business Testing Agreement concluded by two Parties.

Party B shall provide several ways such as cell phone, two Parties’ website, voice information etc. for subscribers to choose or cancel the “_Monternet SMS_” operation. The operations within the “Monternet SMS” in this agreement shall only be supplied under the precondition of subscribers’ initiative applications. Party B shall not provide or send the operation or information beyond subscribers’ application to its registered subscribers with Party A’s SMS information system; Party B shall not send any business or information to any other Mobile Communication subscribers of Party A with Party A’s SMS information system.

Article 21: If subscribers can apply for the business via the website, Party B shall sign standard contracts with subscribers for service providing (can be in the electronic mode), the standard contracts signed by Party B and subscribers shall be in accordance with the requests as following:

1.	The potential risks (such as send failure, send mistake and send delay, etc) shall be told to subscribers with marked font, and subscribers shall take the responsibilities arouse.

2.	The standard and method of collecting fees of signed service shall be stipulated definitely with subscribers, and the method for terminating services shall also be told to subscribers.

3.	That Party B may terminate the service contract by notifying subscribers on the web site two weeks in advance shall be definitely stipulated in contracts.

4.	If subscribers shall else pay Mobile Telecom Corporation with SMS fee, Party B shall illustrate it in service contracts.

Party A shall be entitled to modify the clauses above with the change of circumstances, Party B shall modify the standard contracts according to Party A’s request, however, Party A shall inform Party B two weeks in advance.

Article 22: Party B shall meet with following conditions: such as electronic documents, etc if Party B shall not enter into standard contracts about providing service with subscribers for the reason of limit of technology or other conditions. Party A shall modify these clauses with the changes of circumstances, Party B shall adjust correspondingly with the condition that Party A shall make notice to Party B seven days in advance.

Article 23: Party B shall identify subscriber’s actual identity to ensure that the subscriber is the cell phone’s owner or the owner’ agent.

Article 24: Party B shall guarantee that subscriber’s calling number is showed other than showing anonymously or the nicknames.

Such special service as chatting, fox mail shall not be limited to the clauses set forth, however, Party B shall guarantee that the calling numbers shall be inquired and be provided as necessary.

Article 25: Party B shall keep with the subscribers’ registration data (such as service contracts, etc.) during the terms of this Agreement and two years thereafter and at least 6 months’ history records shall be reserved.

Article 26: Party B shall be aware that the subscriber shall not receive its service with the condition that Party A takes measures of terminating the subscriber’s service. Party A shall not be liable for any consequences.

Article 27: During the term of this Agreement, Party B shall warrant that it shall not cooperate with other operators in the same industry of Zhejiang province to do the same or similar business.

CHAPTER 6 CONFIDENTIALITY

Article 28: Neither party shall disclose the details of this Agreement and other relevant content to any third partied without prior written consent of the other party. Special information include but not limited to: the content of this Agreement, business secret, computer program, designed technology, idea, know-how, process, data, business and product development plan, and other information, etc.

CHAPTER 7 LIABILITY OF BREACH AND COMPENSATION

Article 29: During the service of “Monternet SMS” business, Party B shall take the responsible to dispose and compensate the claims and disputes from Party B’s subscribers. If the claims and disputes causing by Party A’s fault, Party A shall, according to this agreement, compensate for Party B within itself liability scope.

Article 30: The Parties’ conducts against any provision of this agreement shall be treated as breach, and the breaching Party shall compensate the damage suffered by the Party not in breach.

Article 31: If Party B breaches the obligation of Article 20 in this agreement, Party B shall pay RMB 100 thousand to Party A for breach and compensate for the actual damage, causing by the discrepancy between the returning format from the service and the testing report concluded by the Parties based on Operation Testing Agreement, or by providing services or sending messages though Party A’s SMS system to its subscribers beyond the promised service scope, or by providing services or sending messages though Party A’s SMS system to its subscribers of Party A’s other Mobile Communication Channels.

Article 32: If Party B paying the communication fee beyond the period limited by Article 11 in this agreement, when itself collecting the information service fee, it shall compensate for the breach at percentage of 0.01% by the daily payables.

CHAPTER 8 TERMINATION

Article 33: Party A’s breaching Article 5 and Article 28 in this agreement shall be treated as serious breach. Party B shall be entitled to terminate the agreement and claim for the compensation causing by Party A’s breach hereof.

Article 34: Party A shall have the right to terminate this agreement and claim for the compensation causing by faults as follows:

1.	Party B breaching Article 9, Article 19 to Article 28 in this agreement;

2.	During the course of “Monternet SMS” operation, Party B, after receiving serious complains or complains from majority subscribers and receiving Party A’s notification for adjustment, not improving obviously;

3.	Party B being eliminated, after Party A comprehensively evaluated Party A’s cooperators, which run the similar or the same business as Party B according to SP Examination Rules.

Article 35: To repudiate the agreement according to the above two articles, one Party shall notify the other Party one month in advance, and continues to provide the services mentioned in this agreement during this period.

No matter in what conditions to terminate the service, Party B shall inform subscribers the termination reasonably, adequately and in time, and deal with the problems aroused properly, otherwise, it shall take the legal consequences due to these matters.

CHAPTER 9 EFFECTIVENESS AND TERM

Article 36: This agreement will become effective on the date it is signed; the term hereafter is one year, which will be renewed for another year automatically unless Party A or Party B notifies the other Party to terminate the agreement in 30 to 60 days prior.

CHAPTER 10 DISPUTE SETTLEMENT

Article 37: For any dispute aroused in the period of performance of this Agreement, or any dispute concerning the validity, explanation, termination etc. of this Agreement, the parties shall try to settle these disputes through friendly consultation. If there is no effect, either Party can submit to Hangzhou Arbitration Committee for arbitration. Four copies have been made of this Agreement and Exhibits hereto, each of Party A and Party B holds two originals thereof, which are of the equal legal effect.

Party A: Zhejiang Mobile Communication Co., Ltd

Representative: (Signature illegible)

Date: January 7th,2002

Party B: Shanghai Ji Da Network Technology Co., Ltd.

Representative: (Signature illegible)

Date: January 7th, 2002